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                                                                 EXHIBIT 10.9(a)

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May 18, 2000


Dear VirtualFund.com, Inc. Board of Directors:

As you know, on October 20, 1999, I submitted a proposed agreement to the Board of Directors which outlined certain compensation issues which I felt were appropriate to put in front of the Board as a request for a change in my compensation, bonus, and long-term incentive plan. On dates ranging from November 7 through November 11, 1999, each of you responded affirmatively that the Company was willing to enter into a new employment agreement with me.

In connection with preparation of our proxy statement, as issue has arisen as to whether that letter was a binding agreement or only a communication in negotiating a new agreement subsequent to the successful accomplishment of certain threshold events. I would like to confirm with each of you that such letter was not intended as a binding agreement except for the following two paragraphs related to the grant, to me, of certain warrants:

As CEO of VirtualFund.com, Inc., Mel Masters shall be granted additional Warrants in VFND -- 1.0 Million Convertible Warrants to purchase VFND shares at $2.00 per share and an exercise period of 10 years with full piggyback registration rights for a total of 10 years and 6 months. By grant, these VFND Warrants are convertible on a 1:1 basis to B2BX Corporation Warrants with a $0.25 strike price. This right to convert from VFND to B2BX Warrants is executable in any of three transactions at any time from the time of this grant until one year after the B2BX Initial Public Offering date. Mel Masters may convert up to 100% of these VFND Convertible Warrants to B2BX Warrants at his sole discretion, or that of his authorized designee.

Today's letter completely supersedes and replaces, as to all matters intended to be binding, my October 20 letter. My October 20 letter continues to serve as my proposal to the Board for negotiations related to my ongoing employment by, and involvement with, the Company and I continue to look forward to the opportunity to be of continuing service to VirtualFund.com, Inc. and its shareholders.

Sincerely,

/s/ Mel Masters

Mel Masters
Chief Executive Officer



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